Exhibit 10.2
AMENDMENT 2008-1
TO THE
NORDSTROM EXECUTIVE DEFERRED COMPENSATION PLAN
(2007 Restatement)
The Nordstrom Executive Deferred Compensation Plan (2007 Restatement) (“Plan”) is hereby amended to reflect administrative changes adopted (1) to simplify administration of deferral elections after a Plan participant receives a hardship distribution under the Nordstrom 401(k) Plan & Profit Sharing, and (2) to establish a hierarchy of unforeseeable financial emergency withdrawals that complies with Section 409A of the Internal Revenue Code.
1.	Section 3.7 Applicability of Deferral Agreement is replaced with the following:

“3.7 Applicability of Deferral Agreement.
(a) General Rule. Except as provided in this Section 3.7, a Deferral Agreement shall be irrevocable and remains in effect for the entire Plan Year to which it applies. A Participant must file a new Deferral Agreement to continue deferrals in any subsequent Plan Year. The terms of any Deferral Agreement may, but need not be, similar to the terms of any prior Deferral Agreement.
(b) Exceptions to Irrevocability.
(1) Financial Hardship. A Participant’s Deferral Agreement shall be automatically canceled and deferrals shall cease for the remainder of the Plan Year if the Participant:
(A) receives a distribution due to an unforeseeable financial emergency, as described in Section 6.2(a)(1), or
(B) receives a hardship distribution from the Profit Sharing Plan pursuant to Treasury Regulation 1.401(k)-1(d)(3).
(2) Disability. A Deferral Agreement shall be canceled if a Participant becomes Disabled. For purposes of this section, “Disabled” means that a Participant suffers from a medically determinable physical or mental impairment resulting in his or her inability to perform the duties of his or her position or any substantially similar position for a continuous period of not less than six months.
(c) Resuming Participation. A Participant may elect to resume deferrals under this Plan at any subsequent Annual Election Period, provided that the Participant satisfies the Plan’s eligibility requirements in effect at that time. In addition, effective January 1, 2009, if the reason for revocation of the Deferral Agreement was receipt of a hardship distribution under the Profit Sharing Plan, the Participant must wait until an Annual Election Period that begins at least six months after the Participant received the hardship distribution from the Profit Sharing Plan before electing to resume deferrals under this Plan.”
2. Section 6.2 In-Service Distributions is amended by adding a new subsection 6.2(a)(4) as follows:
“(4) Distribution Hierarchy. If a Participant qualifies for a distribution due to unforeseeable financial emergency, the Participant must first exhaust amounts available from his or her paid-time off bank under the Company’s Sabbatical Program before receiving a distribution from this Plan.”
IN WITNESS WHEREOF, this Amendment 2008-1 to the Nordstrom Executive Deferred Compensation Plan (2007 Restatement) is executed this 19th day of November 2008, effective January 1, 2009, except as otherwise provided herein.

NORDSTROM, INC.

By:	Delena Sunday
Title:	Executive Vice President
Human Resources and Diversity Affairs

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